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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED APRIL 26, 2001
(TO PROSPECTUS DATED APRIL 26, 2001)

                   WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

                          Depositor and Master Servicer
       WaMu MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-5

                                  $445,498,972
                                  (Approximate)

         The following paragraph should be added on page S-2 so that the last paragraph will read:

         Additional Information Regarding Washington Mutual Mortgage Securities Corp.

         Following its acquisition on January 31, 2001 by a subsidiary of Washington Mutual, Inc. from a subsidiary of The PNC Financial Services Group, Inc., Washington Mutual Mortgage Securities Corp. changed its corporate name from "PNC Mortgage Securities Corp." on February 1, 2001.

                  The date of this Supplement is May 9, 2001.